China Automotive Systems Appoints PricewaterhouseCoopers Zhong Tian CPAs Limited Company as Auditors

WUHAN, Hubei, China, December 13, 2010 — China Automotive Systems, Inc. (NASDAQ: CAAS) (“CAAS” or “the Company”), a leading power steering components and systems supplier in China, today announced, based on the recommendation of the Company’s Audit Committee, it has appointed PricewaterhouseCoopers Zhong Tian CPAs Limited Company to replace Schwartz Levitsky Feldman LLP, who resigned as the Company's independent registered public accounting firm, starting from December 10, 2010.

The appointment of PricewaterhouseCoopers Zhong Tian CPAs Limited Company was made after a thorough review by the Audit Committee and the Board of Directors of the Company. The decision to change auditors was not the result of any disagreements between the Company and Schwartz Levitsky Feldman LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

About China Automotive Systems, Inc.
Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through nine Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering with an annual production capacity of over 2.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities. As a result, the Company’s actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Form 10-K annual report, dated March 25, 2010, filed with the Securities and Exchange Commission, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: kevin.theiss@grayling.com

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